Exhibit 10.2

MAXLINEAR, INC.
5966 La Place Court, Suite 100
Carlsbad, California 92008

June 27, 2018

Mr. Michael Bollesen

Dear Michael:

I am very pleased to offer you a position with MaxLinear, Inc., a Delaware corporation (the “Company”), as Vice President of Sales reporting to Kishore V. Seendripu, Ph.D., the Company’s Chairman and Chief Executive Officer. We are offering you an annual base salary of $270,000 and a target annual bonus of sixty percent (60%) of your annual base salary pursuant to the terms and conditions of the Company’s Executive Incentive Bonus Plan (the “Bonus Plan”) and subject to conditions established by the Compensation Committee of our Board of Directors. In addition, we are offering you an equity compensation plan and severance and termination protection benefits in connection with a change in control, all as further set forth below.

Annual Base Salary

If you decide to join us, you will receive bi-weekly payments of your annual base salary of $270,000 in accordance with the Company’s normal payroll procedures, and you will also be eligible to receive certain employee benefits generally offered to the Company’s employees, including participation in our 401(k) plan and employer contribution towards health insurance premiums. The details of these employee benefits will be explained in greater detail in subsequent correspondence. As a Company executive, you will not accrue vacation or paid time off, and the Company will not track your time away from the office.  Instead, you will be able to take time off from work as needed, subject to the demands of the Company’s business and the obligations of your position with Maxlinear.  The Company expects that you will schedule time off responsibly and in coordination with other Company executives.

Executive Incentive Bonus Plan

Under the Bonus Plan, you will be eligible to receive a discretionary annual bonus targeted at sixty percent (60%) of your base salary; your annual bonus may be more or less than this targeted amount depending on your performance and the Company’s performance. In recent years, award payments under the Bonus Plan have been made in shares of the Company’s Common Stock payable on a date following the determination by the Compensation Committee that bonus awards have been earned. The Compensation Committee establishes corporate and individual performance objectives under the Bonus Plan for use in determining when awards are earned. Any bonus payments made to you under the Bonus Plan for the 2018 corporate performance period would be pro-rated based on corporate and individual performance for the period beginning on your start date and ending on December 31, 2018.

Michael Bolleson

Severance and Change in Control Benefits

Under the terms of the form of change in control and severance agreement that our Board of Directors has approved for executive officers such as the Vice President of Sales, if you are a “Section 16 officer” immediately prior to a “change in control” (as such terms are defined in the change in control agreement) and upon or within three (3) months prior to or twenty-four (24) months following a change of control, you are involuntarily terminated by the Company or our successor without “cause” or you terminate voluntarily for “good reason” (as such terms are defined in the change in control agreement), you will be entitled to receive a lump sum cash payment equal to twelve (12) months of your base salary (as determined based on the greater of your base salary immediately prior to the change in control or at the time of your termination); a lump sum payment equal to a pro-rated amount of your target annual bonus for the year immediately preceding the year of the change-in-control; reimbursement for continued health benefits under our health plan for up to twelve (12) months; immediate vesting of 100% of the then-unvested portion of any outstanding equity awards; and extended exercisability of outstanding and vested stock options or stock appreciation rights until the six (6) month anniversary of your termination date (but in no event beyond the original term of the option). In addition, in the event the Company terminates your employment without cause or you terminate for good reason outside of the change in control period, you will be entitled to receive a lump sum cash payment equal to six (6) months of your then-current base salary; reimbursement for continued health care benefits for up to six (6) months; and extended exercisability of any stock option or stock appreciation rights until the three (3) month anniversary of the termination date (but in no event beyond the original term of the option). The foregoing description of our severance and change in control benefits is qualified in its entirety by the change in control and severance agreement in the form attached hereto as Exhibit A.

Equity Incentive Awards

If you accept this offer and subject to your continued employment through the grant date, the Company will also recommend that the Compensation Committee approve a grant of equity incentive awards under the Company’s 2010 Equity Incentive Plan (the “Equity Plan”). Specifically, the Company will recommend that its Compensation Committee approve the grant of a stock option under the Equity Plan to acquire 29,000 shares of Common Stock and restricted stock units (“RSUs”) with respect to 58,900 shares of Common Stock.

Your equity incentive awards will be subject in all respects to the terms and conditions of the Equity Plan and the applicable form of equity award agreement approved by the Board of Directors and/or Compensation Committee. The stock options will vest and become exercisable over four years assuming your continued employment with the Company, with twenty-five percent (25%) vesting and becoming exercisable on the first anniversary of your employment start date and the balance of the stock options vesting and becoming exercisable on a monthly basis over the succeeding three years. The option grant will have a term of seven years from the date of grant and an exercise price equal to the closing price of the Company’s Common Stock in trading on the New York Stock Exchange on the date of grant. With respect to the RSUs and pursuant to the Company’s policy with respect to the vesting of RSUs, the initial

Michael Bolleson

25% of the restricted stock units would vest on August 20, 2019 (assuming your employment begins on or before September 20, 2018) and the balance of the restricted stock units would vest quarterly over the remaining three years on each November 20, February 20, May 20, and August 20 thereafter, in each case assuming continued employment. No right to any shares subject to any equity incentive awards will be earned or accrued until such time as they have become fully vested. In addition, the issuance of shares to you will not confer any right to continued vesting or employment.

Temporary Living and Relocation Assistance

Temporary living arrangements will be arranged and paid for by the Company from your start date for up to two (2) months, as needed. The temporary living is usually at a long term stay hotel. The temporary living arrangement and cost paid by the Company is for lodging only; other living expenses like meals and laundry will be a personal expense.

In addition to the temporary living arrangements discussed above, you will receive a one-time relocation allowance of $50,000, minus all applicable taxes, paid on the later of (i) September 30, 2018 (if you have relocated prior to such date), or (ii) the last day of the month in which you complete your relocation (if you have relocated during the months of October, November or December of 2018). This is intended to offset the cost of your relocation to Southern California. Payment will be processed based on the confirmation of your move date to Southern California. In the event that relocation does not occur in 2018, the allowance will not be paid to you. In the event you voluntarily leave the Company prior to the completion of two full years of employment, you will be required to repay the Company the full amount of the relocation allowance.

Other Employment Terms

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ prior notice. In addition, this offer is made contingent upon a satisfactory background investigation.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of the effective date of your employment, or our employment relationship with you may be terminated. If you anticipate you may have immigration issues, please advise us now so that we may start to investigate those issues prior to your effective date.

We also ask that, if you have not already done so, you disclose to the Company any agreements relating to your prior employment that may affect your eligibility to be employed by the Company or that may

Michael Bolleson

limit the manner in which you may be employed. It is our understanding that any such agreements will not prevent you from performing the duties of your position, and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of any former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement attached hereto as Exhibit B (the “At-Will Agreement”). The At-Will Agreement requires, among other provisions, the assignment of patent and other intellectual property rights to any invention made during your employment at the Company, non-disclosure of the Company’s proprietary information, and arbitration of disputes between you and the Company.

The Company has a strict policy against insider trading, which prohibits, among other things, employees, contractors and temporary workers from trading the Company’s stock during certain time periods and engaging in any derivative transactions in the Company’s stock. It will be your responsibility to educate yourself regarding our insider trading policies and to ensure you are in full compliance. If you have any questions about our policy against insider trading, please contact Human Resources.

To accept the Company’s employment proposal, please (1) sign and date the Acceptance Form attached to this letter; and (2) execute the signature pages of the change in control agreement and the At-Will Agreement; and (3) return them by email to Kishore Seendripu, Ph.D. (kseendripu@maxlinear.com) and Kathi Guiney, Vice President of Human Resources (kguiney@maxlinear.com). A duplicate original of this letter is enclosed for your records. This letter and its exhibits, along with any agreements relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you.

Michael Bolleson

This offer of employment will terminate if it is not accepted, signed and returned by June 30, 2018. We look forward to your favorable reply and to working with you at the Company.

Sincerely,
MAXLINEAR, INC.

/s/ Kishore Seendripu
Kishore Seendripu, Ph.D.
Chairman of the Board of Directors, Chief
Executive Officer and President

Acknowledged:

/s/ Kathi Guiney
Kathi Guiney
Vice President, Human Resources

Michael Bolleson

OFFER ACCEPTANCE FORM

The terms of the letter dated June 27, 2018 are agreed to and accepted:

Printed Name:	Michael Bolleson

Signature:	/s/ Michael Bolleson

Date:	6/27/2018

Anticipated Start Date:	8/1/2018

Enclosures:

1.	Duplicate Original Letter

2.	Exhibit A: Change in Control Agreement

3.	Exhibit B: Employment, Confidential Information, Invention Assignment and Arbitration Agreement

Michael Bolleson

Exhibit A

Change in Control Agreement

Michael Bolleson

Exhibit B

Employment, Confidential Information, Invention Assignment and Arbitration Agreement